Exhibit 99.01

Planet Payment Announces Stock Repurchase Program

LONG BEACH, N.Y., October 13, 2014 — Planet Payment, Inc. (NASDAQ:PLPM), a leading provider of international payment and transaction processing and multi-currency processing services, announced today that the Board of Directors has authorized the repurchase of up to $6,000,000 of the Company’s common stock.  The repurchase program may continue through December 31, 2015.

The Company may repurchase shares of its common stock from time to time on the open market and/or in private transactions. The Company will fund any repurchases through the use of available cash. The timing and actual number of shares repurchased will depend upon a variety of factors, including price, market conditions, release of quarterly and annual earnings and other legal, regulatory and corporate considerations at the Company’s sole discretion. The repurchase authorization does not obligate the Company to repurchase any particular number of shares. The authorization may be increased or otherwise modified, renewed, suspended or terminated by the Company at any time, without prior notice.

Notice Regarding Forward-Looking Statements.

Information contained in this announcement may include ‘forward-looking statements’.  All statements other than statements of historical facts included herein, including, without limitation, those regarding the financial position, business strategy, plans and objectives of management are forward-looking statements.  Such forward-looking statements are based on a number of assumptions regarding Planet Payment’s present and future business strategies, and the environment in which Planet Payment expects to operate in future, which assumptions may or may not be fulfilled in practice. Actual results may vary materially from the results anticipated by these forward-looking statements as a result of a variety of risk factors. See the Company’s Quarterly Report on Form 10-Q, filed at www.sec.gov for other risk factors which investors should consider.  These forward-looking statements speak only as to the date of this announcement and cannot be relied upon as a guide to future performance. Planet Payment expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this announcement to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

About Planet Payment

Planet Payment is a leading provider of international payment processing and multi-currency processing services. We provide our services in 23 countries and territories across the Asia Pacific region, the Americas, the Middle East, Africa and Europe, primarily through our more than 60 acquiring bank and processor customers. Our point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with our ATM services are integrated within the payment card transaction flow enabling our acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about the Company and its services. For up-to-date information follow Planet Payment on Twitter at @PlanetPayment or join Planet Payment’s Facebook page.

Contacts:

Planet Payment, Inc. Robert Cox (CFO)	Tel: + 1 516 670 3200 www.planetpayment.com